Exhibit (a)(1)


                          OFFER TO PURCHASE FOR CASH
                                      BY
                               THE LIMITED, INC.

                  UP TO 85,000,000 SHARES OF ITS COMMON STOCK
                                      AT
                             $19.00 NET PER SHARE

     THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 6, 1996
                       UNLESS THE OFFER IS EXTENDED.

   The Limited, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, $.50 par value per share (such shares, together with all other outstanding shares of Common Stock of the Company, are herein referred to as the "Shares"), at a price of $19.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together
constitute the "Offer").    Upon the terms and subject to the conditions of
the Offer, including the provisions thereof relating to proration and "odd lot" tenders, the Company will purchase all Shares validly tendered and not withdrawn.

   During the past year, the Company has implemented a reconfiguration plan that has resulted in funds being made available to the Company in excess of those needed for its day-to-day operations. The purpose of the Offer is to allow those stockholders desiring to receive cash for a portion of their Shares an opportunity to do so at a price in excess of recent trading prices for the Shares. The Offer price per Share represents a premium to the recent market prices of the Shares, and, in the judgment of the Board of Directors of the Company, is likely to represent a premium over the market prices at which the Shares are likely to trade in the near term following the consummation of the Offer. While the Board of Directors of the Company believes that the Shares represent an attractive investment for its continuing stockholders, the Board of Directors recommends that those stockholders who wish to receive a premium over the recent, and anticipated near-term, market prices for the Shares tender some or all of their Shares pursuant to the Offer. See "Background and Purpose of the Offer."

   On January 26, 1996, the Company entered into a Contingent Stock Redemption Agreement (the "Wexner Agreement") with Leslie H. Wexner, Chairman, President and Chief Executive Officer of the Company, and The Wexner Children's Trust (the "Trust") pursuant to which (i) the Trust acquired the opportunity to require the Company to redeem up to 18,750,000 Shares from it at a price of $18.75 per Share, beginning on January 31, 1998, and ending on January 31, 2001, and (ii) the Company acquired the opportunity to redeem such Shares at a price of $25.07 per Share, beginning on July 31, 2001, and ending on January 31, 2002. See Section 11.

   The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE"). On January 26, 1996, the last full day of trading prior to the announcement of the Offer, the closing sale price of the Shares on the NYSE as reported on the Composite Tape was $16 1/2 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES
BEING TENDERED. THE OFFER IS SUBJECT, HOWEVER, TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    WHILE THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE SHARES REPRESENT AN ATTRACTIVE INVESTMENT FOR ITS CONTINUING STOCKHOLDERS, THE BOARD OF DIRECTORS RECOMMENDS THAT THOSE STOCKHOLDERS WHO WISH TO RECEIVE A PREMIUM OVER THE RECENT, AND ANTICIPATED NEAR-TERM, MARKET PRICES FOR THE SHARES TENDER SOME OR ALL OF THEIR SHARES PURSUANT TO THE OFFER. IN ACCORDANCE WITH THE WEXNER AGREEMENT, LESLIE H. WEXNER, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, WILL NOT TENDER ANY SHARES PURSUANT TO THE OFFER. THE COMPANY HAS BEEN ADVISED THAT ITS OTHER DIRECTORS AND EXECUTIVE OFFICERS HAVE NOT DETERMINED WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.


                    The Dealer Managers for the Offer are:


LAZARD FRERES & CO. LLC                                   GOLDMAN, SACHS & CO.


February 1, 1996



                                  IMPORTANT


   Any stockholder desiring to accept the Offer should either (1) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her or (2) complete the Letter of Transmittal or a facsimile thereof, sign it in the place required, have his or her signature thereon guaranteed if required by the Letter of Transmittal and forward it and any other required documents to First Chicago Trust Company of New York (the "Depositary"), and either deliver the certificates for the Shares being tendered to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. Stockholders who wish to tender Shares and whose certificates for such Shares are not immediately available should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof. Participants in the Company's Savings and Retirement Plan and Stock Purchase Plan must review the separate materials enclosed herewith for instructions if they desire to tender Shares held pursuant to these plans. Holders of vested options may exercise such options for cash and tender some or all of the Shares issued upon such exercise.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to D. F. King & Co., Inc. (the "Information Agent") or Lazard Freres & Co. LLC and Goldman, Sachs & Co. (the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

   NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                          Page

                      BACKGROUND AND PURPOSE OF THE OFFER

Background................................................................  4
Purpose of the Offer......................................................  7

                                   THE OFFER

  1. Number of Shares;  Proration;  Extension of Offer.....................  7
  2. Tenders by Holders of Fewer Than 100 Shares...........................  8
  3. Procedure for Tendering Shares........................................  8
  4. Withdrawal Rights..................................................... 11
  5. Acceptance for Payment of Shares and Payment of Purchase Price........ 12
  6. Certain Conditions of the Offer....................................... 12
  7. Price Range of Shares; Dividends...................................... 14
  8. Certain Effects of the Offer.......................................... 14
  9. Source and Amount of Funds............................................ 15
 10. Certain Information Concerning the Company............................ 15
 11. Transactions and Agreements Concerning the Shares..................... 23
 12. Regulatory Approvals.................................................. 24
 13. Certain Federal Income Tax Consequences............................... 24
 14. Extension of Tender Period; Termination; Amendments................... 25
 15. Fees.................................................................. 26
 16. Miscellaneous......................................................... 27

Schedule A - Certain Transactions Involving the Shares
Appendix A - Opinion of Smith Barney Inc.


To the Holders of Common Stock of
The Limited, Inc.:

   The Limited, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, $.50 par value per share (such shares, together with all other outstanding shares of Common Stock of the Company, are herein referred to as the "Shares"), at a price of $19.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

   Each stockholder who has properly tendered and not withdrawn Shares will receive $19.00 per Share, net to the seller in cash, with respect to all Shares purchased, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and "odd lot" tenders described below. If, prior to the Expiration Date, more than 85,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from "odd lot" holders (as described in Section 2) who properly tender their Shares and then on a pro rata basis from other stockholders whose Shares are properly tendered and not withdrawn. Shares not purchased because of proration will be returned.

   Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer.

   THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT, HOWEVER, TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6. WHILE THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE SHARES REPRESENT AN ATTRACTIVE INVESTMENT FOR ITS CONTINUING STOCKHOLDERS, THE BOARD OF DIRECTORS RECOMMENDS THAT THOSE STOCKHOLDERS WHO WISH TO RECEIVE A PREMIUM OVER THE RECENT, AND ANTICIPATED NEAR-TERM, MARKET PRICES FOR THE SHARES TENDER SOME OR ALL OF THEIR SHARES PURSUANT TO THE OFFER. PURSUANT TO AN AGREEMENT (THE "WEXNER AGREEMENT") WITH LESLIE H. WEXNER, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, AND THE WEXNER CHILDREN'S TRUST, MR. WEXNER WILL NOT TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 11. THE COMPANY HAS BEEN ADVISED THAT ITS OTHER DIRECTORS AND EXECUTIVE OFFICERS HAVE NOT DETERMINED WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

      Stockholders who are participants in the Company's Savings and Retirement Plan (the "Savings and Retirement Plan") may instruct the trustee as set forth in the "Letter from Savings and Retirement Plan Administrative Committee" to tender some or all of the Shares attributed to the participant's account. Stockholders who are participants in the Company's Stock Purchase Plan (the "Stock Purchase Plan") may instruct the agent for the Stock Purchase Plan, Merrill, Lynch, Pierce, Fenner & Smith, to tender some or all of the Shares held in the participant's account under the Stock Purchase Plan. In addition, holders of vested but unexercised options under the 1993 Stock Option and Performance Incentive Plan, the 1987 Stock Option Plan and the 1981 Stock Option Plan (1987 Restatement) (collectively, the "Stock Option Plans") may exercise such options for cash and tender some or all of the Shares issued upon such exercise.

   Stockholders who are participants in the Dividend Reinvestment Plan ("DRP") may tender some or all of the shares attributed to such stockholder's account under the DRP.

   Stockholders who are participants in employee benefit plans not affiliated with the Company that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans.

   As of January 26, 1996, the Company had issued and outstanding approximately 355,305,077 Shares. In addition, as of such date, an aggregate of approximately 10,650,962 Shares were issuable upon exercise of stock options (of which options to purchase 4,801,952 Shares were exercisable). The 85,000,000 Shares that the Company is offering to purchase represent approximately 23.9% of the Shares then outstanding (approximately 29.2% excluding the Shares that Mr. Wexner has agreed not to tender). The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE"). On January 26, 1996, the last full day of trading prior to announcement of the Offer, the closing price of the Shares on the NYSE as reported on the Composite Tape was $16 1/2 per Share. See Section 7. Stockholders are urged to obtain a current market quotation for the Shares.

      On January 29, 1996, the Company declared a regular quarterly cash dividend of $0.10 per Share, payable on March 29, 1996 to holders of record as of March 22, 1996. The dividend will not be payable with respect to Shares purchased pursuant to the Offer.


                      BACKGROUND AND PURPOSE OF THE OFFER

BACKGROUND

   Over the past several years, the Company's Board of Directors and senior management have been engaged in a comprehensive review of the Company's organizational structure in order to better address the management requirements of a large, multi-division, specialty retail company. In their review, the Board and management sought to address various issues which have arisen as a result of the substantial growth experienced by the Company. In particular, the Board and management of the Company concluded that certain of the Company's businesses would benefit from separate management and ownership structures, thereby providing greater incentives to divisional management and greater accountability to public investors. In addition, the Board and management believe that the price of the Company's Common Stock has not reflected the inherent value of the Company's various businesses because of the differing characteristics of the businesses in which the Company is engaged.

      During the latter part of 1994 and the first quarter of 1995, management considered several alternatives to address the objectives described above. Included among these alternatives were the creation of "tracking stocks" with respect to certain groups of the Company's businesses, the sale of controlling interests in one or more of the Company's businesses to financial investors and the spinoff to the Company's stockholders of one or more of its businesses. Because none of these alternatives adequately addressed the operational and structural issues identified by management, management did not recommend that these alternatives be pursued. Accordingly, with the assistance of the Company's financial advisor, Lazard Freres & Co. LLC ("Lazard"), management continued to explore additional alternatives.

      On March 21, 1995, the Finance Committee of the Board of Directors of the Company received a presentation from management in which the principal elements of the reconfiguration plan described below were discussed. At that meeting, the Company's financial and legal advisors described various aspects of the proposed reconfiguration to the Committee. At the conclusion of the meeting, the Committee adopted a resolution recommending to the full Board that it consider the plan presented to the meeting.

      On May 15, 1995, the Board of Directors of the Company approved a reconfiguration plan which seeks to create an organizational and financial structure that will enhance the long-term performance of the Company. The principal elements of the reconfiguration plan (the "Reconfiguration Plan") are as follows:

      (i) An initial public offering of common stock of Intimate Brands, Inc. ("Intimate Brands"), which consists of the Company's Victoria's Secret Stores, Victoria's Secret Catalogue, Bath & Body Works, Cacique, Penhaligon's and Gryphon businesses. In October and November 1995, Intimate Brands completed an initial public offering of 42,700,000 shares of its common stock (the "Intimate Brands IPO"). The offering resulted in proceeds of approximately $677 million (net of underwriting fees, commissions and discounts and all other expenses related to the offering). Pursuant to the Intimate Brands IPO, the Company retained approximately 83% of the economic interests in, and approximately 94% of the total voting power of, Intimate Brands.

      (ii) An initial public offering of a minority interest in a newly created entity to consist of the Company's Express, Lerner New York, Lane Bryant, Limited Stores and Henri Bendel women's apparel businesses. The Company's current intention is to pursue an initial public offering of these businesses, subject to the performance of the businesses as well as general market conditions.

      (iii) A sale of a significant interest in World Financial Network National Bank ("WFN"), the Company's credit card bank. On October 24, 1995, the Company entered into an agreement with Welsh, Carson, Anderson and Stowe VII, L.P. ("WCAS") pursuant to which WCAS agreed to acquire a 60% interest in WFN for $165 million in cash (the "WFN Sale"). The closing of the transaction with WCAS occurred on January 31, 1996.

      (iv) The securitization (the "Receivables Securitization") of approximately $1.3 billion of credit card accounts receivable owned by WFN. The Receivables Securitization was consummated in January 1996 and resulted in net proceeds of approximately $1.2 billion.

      (v) A distribution of some or all of the cash made available as a result of the Reconfiguration Plan.

   The Reconfiguration Plan is intended in part to address the fact that the price of the Company's Common Stock over the past several years has not, in the opinion of management and the Board, reflected the inherent value of the Company's various businesses. In order to provide value to stockholders, the Board of Directors has determined that the funds which have been made available as a result of the Reconfiguration Plan should be used to benefit stockholders. The Board, in consultation with Lazard and the Company's legal advisors, considered alternative methods for making the cash available to stockholders, including a one-time special cash dividend, open market share repurchases and a recapitalization. The Board determined to pursue the Offer because, in its view, the Offer was superior to the other alternatives. Among other things, the Board considered the Offer to be among the most tax efficient ways to distribute cash to the Company's stockholders, believed that a repurchase by the Company of its Shares demonstrates the confidence of the Board of Directors in the Company and recognized that a repurchase of Shares would have the effect of increasing earnings per share of Common Stock outstanding after consummation of the Offer. Furthermore, the Board elected to structure the Offer as a fixed price tender at a premium to recent trading prices of the Common Stock for several reasons, including its view that (i) an offer on those terms was most consistent with the concept of a special, one-time cash distribution contemplated at the time the Board approved the Reconfiguration Plan and (ii) a fixed price offer was the simplest, most easily understood structure for many of the Company's stockholders.

      In connection with its consideration of alternative structures for the proposed cash distribution, the Board was advised by the Company's counsel that, by virtue of the size of his holdings of Shares and his position as Chairman, President and Chief Executive Officer of the Company, the tax effect of any such transaction on Leslie H. Wexner would likely be less favorable than the tax effect on other stockholders. In light of this possibility, the Board instructed the Finance Committee (which is comprised solely of Directors who are not officers of the Company), together with the Company's financial and legal advisors, to consider whether entering an alternative arrangement with Mr. Wexner might be appropriate and, if so, to negotiate, on behalf of the Company, the terms of any such arrangement. On August 18, 1995 the Finance Committee retained Smith Barney Inc. ("Smith Barney"), an investment banking firm that had not previously performed services for the Company, to render an opinion as to the terms of any separate arrangement negotiated with Mr. Wexner.

      In connection with the Finance Committee's recommendation that the cash distribution be structured as an issuer tender offer, the Committee was advised by counsel that, by virtue of the size of his holdings and his position as Chairman, President and Chief Executive Officer of the Company, the tax effect of the Offer would likely be less favorable for Mr. Wexner than for other stockholders, unless, in connection with the Offer, he were to sell a very substantial portion of his holdings. In this regard, the Finance Committee concluded that (i) any sale of Shares by Mr. Wexner of the magnitude required to put him in the same position as other stockholders would not be in the best interests of the Company and its stockholders and (ii) more generally, structuring a transaction in which it was likely that Mr. Wexner would be treated less favorably than other stockholders was not in the best interests of the Company in consideration of, among other factors, the unique importance of Mr. Wexner to the growth and success of the Company and its future prospects. Accordingly, the Finance Committee concluded that it would be prepared to recommend an alternative transaction with Mr. Wexner, provided that the transaction was fair to the Company.

      Thereafter, a representative of the Finance Committee and counsel to the Company entered into discussions with Mr. Wexner's financial and legal advisors to attempt to reach agreement on an alternative transaction structure involving Mr. Wexner. After considering a number of proposals, the Finance Committee determined, with the advice of Smith Barney, to pursue detailed discussions with respect to a transaction pursuant to which Mr. Wexner would be granted the opportunity to require the Company to redeem a fixed number of Shares owned by Mr. Wexner, and the Company would be granted the opportunity to redeem such Shares, at specified prices and during specified time periods (the "Redemption Transactions").

        After negotiations among the representative of the Finance Committee, Smith Barney and counsel to the Company and Mr. Wexner's legal and financial advisors, and after receiving presentations addressing the proposed arrangement with Mr. Wexner from Smith Barney and the Company's legal advisors, on January 26, 1996 the Finance Committee unanimously recommended the Wexner Agreement and, on January 26, 1996, the Board of Directors (excluding Mr. Wexner) by a unanimous vote of those directors present approved the Agreement. The Wexner Agreement, as executed, is summarized in Section 11 below and has been filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the Schedule 13E-4 of which this Offer to Purchase is a part.

      In recommending and approving the Wexner Agreement, the Finance Committee and the Board of Directors (excluding Mr. Wexner), respectively, considered a variety of factors, including: (i) the advice of counsel to the Company that, absent sales of significant amounts of Shares by Mr. Wexner, the tax effect on Mr. Wexner of the Offer would likely be less favorable than the tax effect on other stockholders; (ii) their view that such sales of Shares by Mr. Wexner would not be in the best interests of the Company; (iii) their view that it was not appropriate to structure a transaction in which it was likely that Mr. Wexner would be treated less favorably than other stockholders; (iv) the opinion of Smith Barney to the effect that the pre-tax net value of the Redemption Transactions per Share subject thereto (each such share, a "Subject Share") does not exceed the Tender Offer Premium (as such term is defined in the Smith Barney opinion) and, therefore, the net value per Subject Share of the Redemption Transactions in relation to the Tender Offer Premium is fair, from a financial point of view, to the Company; and (v) the funds necessary to satisfy the Company's obligations under the Wexner Agreement are somewhat less than the amounts that would have been paid to Mr. Wexner had he participated fully in the Offer (assuming such funds were used to purchase additional Shares in the Offer). For additional information concerning the Wexner Agreement, see Section 11.

       A copy of the written opinion of Smith Barney, containing a discussion of the assumptions made, matters considered and scope of the review undertaken in rendering such opinion, is attached hereto as Appendix A. Such opinion addresses only the pre-tax net value per Subject Share of the Redemption Transactions in relation to the Tender Offer Premium and does not constitute an opinion as to the fairness of the Offer price or the Tender Offer Premium or a recommendation to any stockholder with respect to whether to tender Shares pursuant to the Offer.

      Pursuant to a letter agreement, dated September 6, 1995, the Company has paid Smith Barney a retainer fee of $100,000 and has agreed to pay an opinion fee of $1,000,000, against which amount the retainer fee will be credited. The Company has also agreed to reimburse Smith Barney for its out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

PURPOSE OF THE OFFER

      The Offer is an integral part of the Reconfiguration Plan. The purpose of the Offer is to allow those stockholders desiring to receive cash for a portion of their Shares an opportunity to do so at a price in excess of the recent trading prices for the Shares. The Offer price per Share represents a premium to the recent market prices of the Shares, and, in the judgment of the Board of Directors of the Company, is likely to represent a premium over the market prices at which the Shares are likely to trade in the near term following consummation of the Offer. While the Board of Directors of the Company believes that the Shares represent an attractive investment for its continuing stockholders, the Board of Directors recommends that those stockholders who wish to receive a premium over the recent, and anticipated near-term, market prices for the Shares tender some or all of their Shares pursuant to the Offer. The funds made available as a result of the Reconfiguration Plan will be used to purchase Shares in the Offer.

                                   THE OFFER

    1. NUMBER OF SHARES; PRORATION; EXTENTION OF OFFER. Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 85,000,000 Shares (or such greater number of Shares as the Company, in its sole discretion, may elect to purchase pursuant to the Offer) that are validly tendered and not withdrawn prior to the Expiration Date at a price of $19.00 per Share, net to the seller in cash. The later of 12:00 midnight, New York City time, on Wednesday, March 6, 1996, or the latest time and date to which the Offer is extended, is referred to
herein as the  "Expiration Date".   For a description of the Company's right
to extend the period of time during which the Offer is open or to delay, terminate or amend the Offer, see Section 14. Only Shares validly tendered and not withdrawn prior to the Expiration Date will be eligible for purchase.

   Upon the terms and subject to the conditions of the Offer, if not more than 85,000,000 Shares (or such greater number of Shares as the Company, in its sole discretion, may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than 85,000,000 Shares (or such greater number of Shares as the Company, in its sole discretion, may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

   (a) all Shares validly tendered and not withdrawn prior to the Expiration Date by any stockholder who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on January 31, 1996, and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (see
Section 2); and

   (b) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

   The Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately five NYSE trading days after the Expiration Date, if proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered pursuant to the guaranteed delivery procedure described in Section 3) and not withdrawn prior to the Expiration Date and as a result of the "odd
lot"  procedure described in Section 2.   Preliminary results of proration
will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from Lazard and Goldman, Sachs & Co. ("Goldman Sachs" and, together with Lazard, the "Dealer Managers") or the Information Agent and may also be able to obtain such information from their brokers.

   The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company decides, in its sole discretion, to increase (except for any increase not in excess of 2% of the outstanding Shares) or decrease the number of Shares being sought or to increase or decrease the consideration offered in the Offer to holders of Shares and, at the time that notice of such increase or decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES. All Shares validly tendered and not withdrawn by or on behalf of persons who beneficially owned an aggregate of fewer than 100 Shares as of the close of business on January 31, 1996, and who validly tender all such Shares and do not withdraw any of such Shares by the Expiration Date, will be accepted before proration, if any, of the purchase of other tendered Shares. See Section 1. Partial tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. By accepting the Offer, a stockholder owning beneficially fewer than 100 Shares will avoid the payment of brokerage commissions and any applicable odd lot discount payable on a sale of Shares in a transaction effected on a securities exchange.

   As of October 31, 1995 (disregarding Shares held in the Company's Savings and Retirement Plan), approximately 675,000 Shares were held of record by
holders holding fewer than 100 Shares each.    Because of the large number of
Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any stockholder wishing to tender all of his or her Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

   3.  PROCEDURE FOR TENDERING SHARES.

   Proper Tender of Shares.  To tender Shares pursuant to the Offer, either
(a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must
be complied with.   The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as hereinafter defined) to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   Notwithstanding any other provisions hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

   Book Entry Delivery. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   METHOD OF DELIVERY. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

        (i)such tender is made by or through an Eligible Institution;

       (ii)a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company is received by the Depositary (as provided below) by the Expiration Date; and

      (iii)the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee, or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

   Employee Plans. Participants in the Company's Savings and Retirement Plan who wish to have the Trustees of such Plan tender Shares attributable to their accounts should so indicate by completing, executing and returning to such trustees the election form included in the notice sent to such participants. Participants in the Company's Stock Purchase Plan who wish to have the Agent for such Plan tender Shares attributable to their accounts should so indicate by notifying such agent of the election as provided in the notice sent to such participants. Holders of vested but unexercised options may exercise such options for cash in accordance with the terms of the Stock Option Plans and tender the Shares received upon such exercise in accordance with the Offer. See "Proper Tender of Shares" above. The participants in the Stock Purchase Plan or the Savings and Retirement Plan may not use the Letter of Transmittal to direct the tender of the Shares, but must use the separate election form sent to them. Plan participants are urged to read the separate election form and related materials carefully. See Instruction 12 of the Letter of Transmittal.

      Dividend Reinvestment Plan. Stockholders who are participants in the DRP who wish to tender some or all of the Shares attributable to their accounts may do so by so indicating on the Letter of Transmittal and by following the procedures outlined above under "Proper Tender of Shares".

      Other Benefit Plans. Stockholders who are participants in employee benefit plans not affiliated with the Company that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. To the extent required under any such plan, participants will receive separate instructions to be followed in connection with any tender.

   Federal Income Tax Withholding. Under the federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, unless such an exception exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8, signed under penalties of perjury, attesting to that individual's exempt status.
Such statements can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

   ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 13.

   Gross proceeds payable pursuant to the Offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or (iii) an estate or trust the income of which is subject to United States federal income taxation
regardless of its source.    The Company will determine the applicable rate of
withholding by reference to a stockholder's address, unless the facts and circumstances indicate such reliance is not warranted or if applicable law (for example, an applicable tax treaty or Treasury regulations thereunder) requires some other method for determining a stockholder's residence. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the "complete redemption", "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13, or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly executed IRS Form W-8 claiming such exemption. Such statements can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal. Foreign stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

   Tender Constitutes An Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer and an agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

   It is a violation of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares tendered or
(y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and
(ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

   Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form, or the acceptance of which or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of particular Shares, and the Company's interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such
tenders are irrevocable, except that they may be withdrawn after   March 28,
1996 unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE. Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, the Company will (subject to the proration and "odd lot" provisions of the Offer) accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in Section 4. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message and any other required documents.

   For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to the proration and "odd lot" provisions of the Offer, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by depositing the aggregate purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders by the Company by reason of any delay in making such payment.

   Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as soon as practicable
without expense to the tendering stockholder.    The Company will pay all
stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

   Payment for Shares may be delayed in the event of difficulty in determining the number of Shares validly tendered or if proration is required. See
Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

   As provided in Rules 13e-4(f)(4) and (8)(ii) under the Exchange Act, the Company will pay the same amount per Share for each Share purchased pursuant to the Offer.

    6. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, and payment for, Shares tendered, if, at any time on or after February 1, 1996, and before acceptance for payment of or payment for any such Shares, any of the following shall have occurred (or shall have been determined in the judgment of the Company to have occurred) and, in the judgment of the Company, in any such case and regardless of the circumstances (including any action or omission to act by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

      (a)there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal which directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

      (b)there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal which, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares;
   (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

      (c)there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, condition (financial or other), income, operations or prospects or the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average (5,304.98 at the close of business on January 29, 1996) or the Standard and Poor's Index of 500 Industrial Companies (624.22 at the close of business on January 29, 1996) by an amount in excess of 10 percent measured from the close of business on January 29, 1996;

      (d)(i) the Company shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or acquisition proposal, disposition of assets other than in the ordinary course of business or (ii) any tender or exchange offer with respect to some or all of the Shares (other than this Offer) shall have been commenced;

      (e)any change shall occur or be threatened in the business, condition (financial or other), income, operations, Share ownership or prospects of the Company and its subsidiaries, taken as a whole, which, in the reasonable judgment of the Company, is or may be material to the Company or its subsidiaries; or

      (f) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which had publicly disclosed such ownership in a
   Schedule 13D or 13G (or an amendment thereto) on file with the Commission prior to January 20, 1996); (ii) any person, entity or group which had filed with the Commission on or before January 20, 1996 a Schedule 13G or a
   Schedule 13D with respect to the Shares shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares; or (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares (options for and other rights to acquire Shares which are acquired or proposed to be acquired being deemed for purposes of this clause (f) to be immediately exercisable or convertible).

   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

    7. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE. The following table sets forth the high and low closing prices of the Shares as reported on the Composite Tape, and dividends paid per Share, for the fiscal periods indicated:

          FISCAL QUARTER                      HIGH         LOW     DIVIDENDS
          --------------                     -------     -------   ---------

1994
   First..................................   $22 1/4     $16 3/4     $0.09
   Second.................................   $20         $16 7/8     $0.09
   Third..................................   $21 5/8     $17 1/4     $0.09
   Fourth.................................   $21 3/8     $16 7/8     $0.09

1995:
   First..................................   $23 1/8     $16 3/4     $0.10
   Second.................................   $22 3/4     $20 3/8     $0.10
   Third..................................   $21 1/8     $18 1/4     $0.10
   Fourth (through January 30, 1996)......   $19 1/2     $15 3/8     $0.10


   On January 26, 1996, the last full day of trading prior to the announcement of the Offer, the closing price of the Shares on the NYSE as reported on the Composite Tape was $16 1/2 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

   On January 29, 1996, the Company declared a regular quarterly cash dividend of $0.10 per Share, payable on March 29, 1996 to holders of record as of March 22, 1996. The dividend will not be payable with respect to Shares purchased pursuant to the Offer.

    8. CERTAIN EFFECTS OF THE OFFER. As of January 26, 1996, the Company had issued and outstanding approximately 355,305,077 Shares. The 85,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 23.9% of the Shares outstanding as of that date (approximately 29.2% excluding the Shares Mr. Wexner has agreed not to tender). The Company does not believe that the purchase of Shares pursuant to the Offer will result in delisting of the Shares on the NYSE or termination of registration of the Shares under the Exchange Act.

   On August 30, 1993, the Company announced the establishment of a program for the repurchase of up to $500 million of its Common Stock, such purchases to be effected on the open market, in privately negotiated transactions or otherwise. Purchases made pursuant to the program in the 40 business days preceding February 1, 1996 are set forth on Schedule A. The Company has not acquired any Shares under its repurchase program since January 17, 1996 and does not have any current plans to acquire additional Shares through such program. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, and general economic and market conditions. If the Company should decide to purchase any of its Shares in the future, any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the Offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date.

   Leslie H. Wexner, Chairman, President and Chief Executive Officer of the Company currently owns approximately 18% of the outstanding Shares and, pursuant to the Wexner Agreement, has agreed not to tender any such Shares in the Offer. See Section 11. Assuming the purchase of 85,000,000 Shares by the Company pursuant to the Offer, Mr. Wexner would own approximately 23.8% of the outstanding Shares.

   The Company currently intends to cancel and retire Shares purchased pursuant to the Offer. Such Shares will return to the status of authorized and unissued Shares.

   The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

    WHILE THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE SHARES REPRESENT AN ATTRACTIVE INVESTMENT FOR ITS CONTINUING STOCKHOLDERS, THE BOARD OF DIRECTORS RECOMMENDS THAT THOSE STOCKHOLDERS WHO WISH TO RECEIVE A PREMIUM OVER THE RECENT, AND ANTICIPATED NEAR-TERM, MARKET PRICES FOR THE SHARES TENDER SOME OR ALL OF THEIR SHARES PURSUANT TO THE OFFER. PURSUANT TO THE WEXNER AGREEMENT, LESLIE H. WEXNER, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, HAS AGREED NOT TO TENDER ANY SHARES PURSUANT TO THE OFFER. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS AND EXECUTIVE OFFICERS OTHER THAN MR. WEXNER HAVE NOT DETERMINED WHETHER TO TENDER SOME OR ALL OF THEIR SHARES PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    9. SOURCE AND AMOUNT OF FUNDS. Assuming that the Company purchases 85,000,000 Shares pursuant to the Offer at a price of $19.00 per Share, the Company estimates that the total amount required by the Company to purchase such Shares and pay related fees and expenses will be approximately $1,621 million. The Company will pay for the Shares purchased pursuant to the Offer with the funds made available by the Reconfiguration Plan. At January 26, 1996, the Company's cash, cash equivalents and temporary investments aggregated approximately $2.1 billion.

   10. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is principally engaged in the purchase, distribution and sale of women's apparel, lingerie, men's apparel, personal care products and children's apparel. The Company operates an integrated distribution system which supports the Company's retail activities. These activities are conducted under various trade names through the retail stores and catalogue divisions of the Company. Merchandise is targeted to appeal to customers in specialty markets who have distinctive consumer characteristics. The Company's women's apparel divisions offer regular and special-sized fashion apparel at various price levels, including shirts, blouses, sweaters, pants, skirts, coats and dresses. The Company also offers men's and children's apparel. In addition, the Company owns approximately 83% of Intimate Brands, which offers lingerie and accessories, fragrances, bed, bath and personal care products, and specialty gift items.

   The Company was reincorporated under the laws of the State of Delaware in 1982, and its principal executive offices are located at Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43230. The Company's telephone number is (614) 479-7000.

      Certain Recent Developments. On January 28, 1996, the Company announced its current estimate that the Company's earnings for its 1995 fiscal year (ending February 3, 1996), excluding non-recurring items, principally resulting from the Reconfiguration Plan, will be in the range of $305 million to $320 million, or between $0.85 to $0.90 per Share, based upon the number of Shares outstanding on January 28, 1996. The Company is also currently estimating that Intimate Brands' earnings for fiscal year 1995 (on a pro forma basis assuming (i) the consummation of the Intimate Brands IPO at the beginning of the year and (ii) the elimination of interest expense on Intimate Brands' short term borrowings, which Intimate Brands expects to repay with fourth quarter cash flow and the proceeds from the over-allotment option in its initial public offering) will be approximately $213 million, or approximately $0.85 per share of Common Stock outstanding on January 28, 1996.

      Also on January 28, 1996, the Company announced that, because of the difficulty in analyzing trends in light of the abnormally severe January weather in the midwest and northeast and a 1995 holiday season which was clearly off-trend, the Company would not make any prediction or projection for its 1996 fiscal year. The Company did announce, however, its current expectation that Intimate Brands should continue to meet the Company's expectations, and that the Company's total earnings for 1996 on an operating basis should be no less than the comparable results for fiscal year 1995, with the potential to show significant improvement. The Company also stated its expectation that the Company's cash flow for fiscal 1996 should be stronger than that for 1995.

      THE PRECEDING TWO PARAGRAPHS CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ARE BASED UPON JUDGMENTS CONCERNING VARIOUS FACTORS, THAT ARE BEYOND THE COMPANY'S CONTROL. FACTORS THAT MIGHT AFFECT THE FOREGOING STATEMENTS INCLUDE, AMONG OTHERS, OVERALL ECONOMIC CONDITIONS AND THE IMPACT OF COMPETITION, PRICING, CONSUMER BUYING TRENDS AND WEATHER PATTERNS. FOR MORE COMPLETE INFORMATION CONCERNING FACTORS THAT MIGHT AFFECT THE COMPANY'S PERFORMANCE OR THAT OF INTIMATE BRANDS, SEE THE COMPANY'S AND INTIMATE BRANDS' FILINGS UNDER THE EXCHANGE ACT AND THE SECURITIES ACT OF 1933, AS AMENDED. THE COMPANY AND INTIMATE BRANDS RELEASE SALES FIGURES ON A MONTHLY BASIS.

   Summary Historical Financial Information. Set forth below is certain consolidated historical financial information of the Company and its subsidiaries. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended January 28, 1995 (the "Company's 1994 Annual Report"), and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended October 28, 1995 (the "Company's 1995 Third Quarter Report") and other information and data contained in the Company's 1994 Annual Report and the Company's 1995 Third Quarter Report. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under "Additional Information About the Company".


                      THE LIMITED, INC. AND SUBSIDIARIES
                   SUMMARY HISTORICAL FINANCIAL INFORMATION
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND FINANCIAL RATIOS)


                           THIRTY-NINE WEEKS ENDED        YEAR ENDED
                           -----------------------  ----------------------
                           OCTOBER 28, OCTOBER 29,  JANUARY 28, JANUARY 29,
                              1995        1994         1995        1994
                           ----------- -----------  ----------- -----------
                           (unaudited) (unaudited)

CONDENSED CONSOLIDATED
  STATEMENTS OF INCOME:

Net sales                  $5,110,072 $4,782,196  $7,320,792 $7,245,088
Operating income              268,134    358,978     798,989    701,556
Gain on issuance of
  subsidiary stock (1)        613,500
Net income                   $745,286   $191,598    $448,343   $390,999
Net income per share            $2.08      $0.53       $1.25      $1.08

Weighted average number of
  shares outstanding          358,619    358,693     358,601    363,234

Ratio of earnings to
  fixed charges (2)              4.66       2.59        3.76       3.53

CONDENSED CONSOLIDATED
  BALANCE SHEETS:

Assets
Total current assets       $3,016,893 $2,488,094  $2,522,971 $2,198,284
Total assets                5,116,943  4,555,758   4,570,077  4,135,105
Total assets less
  intangible assets (3)     4,971,306  4,422,357   4,445,720  4,005,171

Liabilities and
  Shareholders' Equity
Total current liabilities    $800,175 $1,029,837    $797,555   $707,444
Long-term debt                650,000    650,000     650,000    650,000
Total liabilities           1,699,984  2,019,374   1,809,121  1,693,812
Shareholders' equity        3,416,959  2,536,384   2,760,956  2,441,293
Book value per share
  outstanding (4)                9.54       7.09        7.72       6.82
Shares outstanding at
  end of period               358,166    357,658     357,604    357,801

----------
(1) Gain on the initial public offering of Intimate Brands resulted from the proceeds on issuance of 40 million shares. Excluding the gain on the initial public offering, net income would be $131,786 and net income per share would be $.37 for the Thirty-nine weeks ended October 28, 1995. In addition, no effect has been given in the statement of income to the gain from the sale of an additional 2.7 million shares sold in November 1995 which resulted in proceeds of approximately $43.4 million.

(2) For the purpose of calculating the ratio of earnings to fixed charges, earnings consists of pre-tax income plus fixed charges consisting of interest and the portion of minimum rent considered representative of interest.

(3) Intangible assets include: unamortized catalogue costs, goodwill, trademarks and non-compete agreements.

(4) Book value per share outstanding is based upon actual shares outstanding net of shares held in treasury and does not include the effect of stock options.


PRO FORMA FINANCIAL INFORMATION

   Set forth below is certain unaudited pro forma consolidated financial information of the Company and its subsidiaries based on historical information which has been adjusted to reflect (i) the consummation of the Receivables Securitization and the consummation of the WFN Sale, (ii) the Intimate Brands IPO (Intimate Brands is sometimes referred to below as "IBI") and (iii) the purchase of 85,000,000 Shares at a price of $19.00 per Share pursuant to the Offer. The assumptions on which the pro forma financial information is based are further described in the accompanying notes. The pro forma financial information does not purport to be indicative of the results which would actually have been achieved if the foregoing transactions had been completed as of such dates or which may be achieved in the future. The pro forma financial information should be read in conjunction with the accompanying notes thereto and the financial statements and related notes set forth in the Company's 1994 Annual Report and the Company's 1995 Third Quarter Report, as well as the summary historical financial information set forth above.

                      THE LIMITED, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND FINANCIAL RATIOS)

                                                                                                                PRO FORMA
                                    THIRTY-NINE                                                                THIRTY-NINE
                                       WEEKS                                                                      WEEKS
                                       ENDED           WFN              IBI                        TENDER         ENDED
                                    OCTOBER 28,    TRANSACTIONS     TRANSACTIONS                    OFFER       OCTOBER 28,
                                       1995            (b)              (c)          SUBTOTAL        (e)           1995
                                    ------------   ------------     ------------    ----------     --------    -------------

NET SALES                            $5,110,072                                     $5,110,072                 $5,110,072
Cost of goods sold,
  occupancy and buying costs         (3,830,752)                                    (3,830,752)                (3,830,752)
                                     -----------                                    ----------                 -----------
GROSS INCOME                          1,279,320                                      1,279,320                  1,279,320
General, administrative
  and store operating
  operating expenses                 (1,011,186)   $(76,413)                        (1,087,599)                (1,087,599)
                                     -----------   ---------                        ----------                 -----------
OPERATING INCOME                        268,134     (76,413)                           191,721                    191,721
  Interest expense                      (59,261)                                       (59,261)                   (59,261)
  Gain on issuance of subsidiary
    stock (1)                           613,500                                        613,500                    613,500
  Other income                            9,913                                          9,913                      9,913
  Minority interest in net earnings
    of subsidiary                                                   $(12,264)          (12,264)                   (12,264)
                                     -----------    --------        ---------       ----------                 -----------

INCOME BEFORE INCOME TAXES              832,286     (76,413)         (12,264)          743,609                    743,609
  Provision for income taxes             87,000     (33,000)                            54,000                     54,000
                                     -----------    --------        ---------       ----------                 -----------

NET INCOME                             $745,286    $(43,413)        $(12,264)         $689,609                   $689,609
                                     ===========   =========        =========       ==========                 ===========

NET INCOME PER SHARE                      $2.08                                                                     $2.52
                                     ===========                                                               ===========

WEIGHTED AVERAGE SHARES OUTSTANDING     358,619                                                    (85,000)       273,619
                                     ===========                                                   ========    ===========

RATIO OF EARNINGS TO FIXED CHARGES (2)     4.66                                                                      4.29
                                     ===========                                                               ===========

--------------
(1) Gain on the initial public offering of Intimate Brands resulted from the proceeds on issuance of 40 million shares. Excluding the gain on the initial public offering, net income would be $131,786 and net income per share would be $.37 for the Thirty-nine weeks ended October 28, 1995 on a historical basis. On a pro forma basis, net income would be $76,109 and net income per share would be $.28. In addition, no effect has been given in the statement of income to the gain from the sale of an additional 2.7 million shares sold in November, 1995 which resulted in proceeds of approximately $43.4 million.

(2) For the purpose of calculating the ratio of earnings to fixed charges, earnings consists of pre-tax income, but with no charge for the minority interest in Intimate Brands and excluding equity in earnings of 40% owned WFN, plus fixed charges consisting of interest and the portion of minimum rent considered representative of interest.

    The accompanying notes are an integral part of the Unaudited Pro Forma
                      Consolidated Financial Statements.


                      THE LIMITED, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND FINANCIAL RATIOS)

                                     YEAR ENDED          WFN             IBI                          TENDER      PRO FORMA
                                     JANUARY 28,     TRANSACTIONS     TRANSACTIONS                    OFFER       JANUARY 28,
                                        1995             (b)              (c)         SUBTOTAL         (e)           1995
                                    ------------     ------------     ------------    ----------     --------     -----------

NET SALES                            $7,320,792                                        $7,320,792                $7,320,792

Cost of goods sold, occupancy
  and buying costs                   (5,206,429)                                       (5,206,429)               (5,206,429)
                                     -----------                                       -----------               -----------

GROSS INCOME                          2,114,363                                         2,114,363                 2,114,363

General, administrative and store
  operating expenses                 (1,315,374)     $(94,425)                         (1,409,799)               (1,409,799)
                                     -----------     ----------                        -----------               -----------

OPERATING INCOME                        798,989       (94,425)                            704,564                   704,564

Interest expense                        (65,381)                                          (65,381)                  (65,381)

Other income                             10,735                                            10,735                    10,735

Minority interest in net earnings
  of subsidiary                                                       $(34,508)           (34,508)                  (34,508)
                                     -----------     ----------       ---------        -----------               -----------

INCOME BEFORE INCOME TAXES              744,343       (94,425)         (34,508)           615,410                   615,410

Provision for income taxes              296,000       (43,000)                            253,000                   253,000
                                     -----------     ----------       ---------        -----------               -----------

NET INCOME                             $448,343      $(51,425)        $(34,508)          $362,410                  $362,410
                                     ===========     ==========       =========        ===========               ===========

NET INCOME PER SHARE                      $1.25                                                                       $1.32
                                     ===========                                                                 ===========

WEIGHTED AVERAGE SHARES
   OUTSTANDING                          358,601                                                      (85,000)       273,601
                                     ===========                                                     ========    ===========

RATIO OF EARNINGS TO FIXED
   CHARGES (1)                             3.76                                                                        3.36
                                     ===========                                                                 ===========

------------
(1) For the purpose of calculating the ratio of earnings to fixed charges, earnings consists of pre-tax income, but with no charge for the minority interest in Intimate Brands and excluding equity in earnings of 40% owned WFN, plus fixed charges consisting of interest and the portion of minimum rent considered representative of interest.

    The accompanying notes are an integral part of the Unaudited Pro Forma
                      Consolidated Financial Statements.


                      THE LIMITED, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND FINANCIAL RATIOS)


                                                         WFN             IBI                          TENDER         PRO FORMA
                                     OCTOBER 28,     TRANSACTIONS     TRANSACTIONS                    OFFER          OCTOBER 28,
                                        1995           (a), (b)         (c), (d)       SUBTOTAL         (e)             1995
                                    ------------     ------------     ------------    ----------     --------        -----------

ASSETS
Current assets
  Cash and equivalents               $  274,886      $1,337,958       $382,916        $1,995,760     $(1,966,600)   $    29,160
  Accounts receivable                 1,312,856      (1,213,259)                          99,597                         99,597
  Inventories                         1,287,969                                        1,287,969                      1,287,969
  Other                                 141,182         (21,097)                         120,085                        120,085
                                    ------------     ------------     ------------    ----------     --------        -----------
Total current assets                  3,016,893         103,602        382,916         3,503,411      (1,966,600)     1,536,811

Property and equipment, net           1,770,134         (11,410)                       1,758,724                      1,758,724

Restricted cash                                                                                          351,600        351,600

Other assets                            329,916          47,821                          377,737                        377,737
                                    ------------     ------------     ------------    ----------     --------        -----------
TOTAL ASSETS                         $5,116,943        $140,013       $382,916        $5,639,872     $(1,615,000)    $4,024,872(1)
                                    ============     ============     ============    ==========     ========        ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable                     $353,972         $(7,472)                        $346,500                       $346,500
  Accrued expenses                      377,433         (21,675)                         355,758                        355,758
  Commercial paper/CDs                   54,200          81,938       $340,000           476,138                        476,138
  Income taxes                           14,570          31,203                           45,773                         45,773
                                    ------------     ------------     ------------    ----------     --------        -----------
Total current liabilities               800,175          83,994        340,000         1,224,169                      1,224,169

Long-term debt                          650,000                                          650,000                        650,000

Deferred income taxes                   174,499          10,276                          184,775                        184,775

Other long-term liabilities              53,810          (1,060)                          52,750                         52,750

Minority interest                        21,500                          6,949            28,449                         28,449

Contingent stock redemption agreement                                                                    351,600        351,600

Total shareholders' equity            3,416,959          46,803         35,967         3,499,729      (1,966,600)     1,533,129
                                    ------------     ------------     ------------    ----------     --------        -----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY               $5,116,943        $140,013       $382,916        $5,639,872     $(1,615,000)    $4,024,872
                                    ============     ============     ============    ==========     ========        ===========
Book value per share outstanding (2)      $9.54                                                                           $5.61
Shares outstanding at end of period     358,167                                                                         273,167

-----------
(1) Total assets less intangible assets on a pro forma basis are $3,879,235.

(2) Book value per share outstanding is based upon actual shares outstanding net of shares held in treasury and does not include the effect of stock options.


    The accompanying notes are an integral part of the Unaudited Pro Forma
                      Consolidated Financial Statements.


                      THE LIMITED, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND FINANCIAL RATIOS)


                                         WFN            IBI                     TENDER       PRO FORMA
                         JANUARY 28,  TRANSACTIONS  TRANSACTIONS                 OFFER       JANUARY 28,
                            1995         (a), (b)     (c), (d)    SUBTOTAL        (e)           1995
                         ----------   ------------  -----------   --------      ------       -----------


ASSETS
Current assets
  Cash and equivalents    $  242,780   $1,336,584    $677,916    $2,257,280   $(1,966,600)   $  290,680
  Accounts receivable      1,292,399   (1,219,545)                   72,854                      72,854
  Inventories                870,440                                870,440                     870,440
  Other                      117,352      (21,982)                   95,370                      95,370
                          __________   __________   __________   __________    __________    __________

Total current assets       2,522,971       95,057      677,916    3,295,944    (1,966,600)    1,329,344

Property and
equipment, net             1,692,145      (11,690)                1,680,455                   1,680,455

Restricted cash                                                                   351,600       351,600

Other assets                 354,961       46,647                   401,608                     401,608
                          __________   __________   __________   __________    __________   __________

TOTAL ASSETS              $4,570,077     $130,014     $677,916   $5,378,007  $(1,615,000)   $3,763,007(1)
                          ==========   ==========   ==========   ==========  ===========    ============

LIABILITIES AND
 SHAREHOLDERS'
 EQUITY
Current liabilities
  Accounts payable          $275,303      $(5,124)                 $270,179                   $270,179
  Accrued expenses           372,676       (6,285)                  366,391                    366,391
  Commercial
   paper/CDs                  25,200       35,220                    60,420                     60,420
  Income taxes               124,376       38,705                   163,081                    163,081
                          ----------   ----------   ----------   ----------    ----------   ----------
Total current                797,555       62,516                   860,071                    860,071
 liabilities
Long-term debt               650,000                                650,000                    650,000
Deferred income taxes        306,139       10,276                   316,415                    316,415
Other long-term
 liabilities                  55,427         (834)                   54,593                     54,593
Minority interest                                      $28,449       28,449                     28,449

Contingent stock                                                                 $351,600      351,600
 redemption agreement
Total shareholders'
 equity                    2,760,956       58,056      649,467    3,468,479    (1,966,600)   1,501,879
                          ----------   ----------   ----------   ----------    ----------   ----------
TOTAL LIABILITIES AND
  SHAREHOLDERS'
  EQUITY                  $4,570,077     $130,014     $677,916   $5,378,007   $(1,615,000)  $3,763,007
                          ==========   ==========   ==========   ==========   ==========    ==========


Book value per share
outstanding (2)                 7.72                                                              5.51
Shares outstanding
at end of period             357,604                                                           272,604

__________________
(1)  Total assets less intangible assets on a pro forma basis are $3,638,650.

(2) Book value per share outstanding is based upon actual shares outstanding net of shares held in treasury and does not include the effect of stock options.


  The accompanying notes are an integral part of the Unaudited Pro Forma
                    Consolidated Financial Statements.




      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

       The unaudited pro forma consolidated statements of income are based on the historical financial statements of the Company and assume the transactions below had taken place as of the beginning of the periods presented. The pro forma consolidated balance sheets assume the transactions had taken place on the dates presented. The pro forma amounts are based on certain assumptions and estimates and, therefore, do not purport to be indicative of results that actually would have been achieved if the transactions had been completed as of such dates or indicative of future results of operations and financial condition.

      The historical information has been adjusted to give effect to the following transactions and assumptions to the extent not reflected in the historical financial statements:

(a) The pro forma balance sheets reflect the proceeds from the Receivables Securitization. Assumed net proceeds of approximately $1.204 billion are used to repay intercompany loans and balances due to the Company.

(b) The pro forma balance sheets and pro forma statements of income reflect deconsolidation of WFN as a result of the WFN Sale, which closed on January 31, 1996 and resulted in net proceeds of approximately $150 million. An additional $15 million was contributed by the purchaser and retained by WFN for working capital. The pro forma statements of income include equity in earnings of WFN which reflects the Company's 40% interest in WFN. The earnings of WFN are reflected as a reduction of General, administrative and store operating expenses on a pre-tax basis prior to interest expense in the historical statements of income and on an after interest, after tax basis in the pro forma statements of income. Since WFN's receivables balances at the time of the Receivables Securitization were higher than those reflected in the historical balance sheets at the dates presented, the excess of the assumed proceeds from the Receivables Securitization over credit card receivables is reflected as commercial paper borrowings. The nonrecurring gain related to the WFN Sale has been excluded from the pro forma statements of income.

(c) The pro forma balance sheet at January 28, 1995 reflects the Intimate Brands IPO, which resulted in proceeds of approximately $643.2 million on the sale of 40 million shares, effective October 27, 1995, and the sale of 2.7 million additional shares, effective November 21, 1995, which resulted in additional proceeds of $43.4 million. The pro forma balance sheet at October 28, 1995 reflects the sale of the
      2.7 million shares of Intimate Brands. The nonrecurring gains resulting from the Intimate Brands IPO have been excluded from the pro forma statements of income to the extent not recognized in the historical financial statements. The pro forma statements of income reflect the minority interest in net income of Intimate Brands for the periods presented.

(d) The pro forma balance sheet at October 28, 1995 assumes commercial paper borrowings of $340 million related to seasonal working capital needs temporarily financed from the Intimate Brands IPO and later repaid by working capital from operations.

(e) It is assumed that $1.615 billion made available by the Reconfiguration Plan will be used to consummate the purchase of 85 million shares at $19 per share pursuant to the Offer. It is assumed that Shares so purchased are retired. In addition, $351.6 million will be restricted pursuant to the Wexner Agreement. An equal amount shown as Contingent Stock Redemption Agreement has been transferred from shareholders' equity.


      Plans and Proposals. Except as disclosed in this Offer to Purchase, the Company has no other agreements or understandings as to either divestitures or acquisitions that would be material to the Company and does not have any plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
(d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend policy, indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being terminated from quotation on the NYSE; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

      Additional Information About the Company. The Company's Annual Report on Form 10-K for the year ended January 28, 1995, its Quarterly Report on Form 10-Q for the quarter ended July 29, 1995, its Quarterly Report on Form 10-Q for the quarter ended October 28, 1995 and its Proxy Statement with respect to its 1995 annual meeting have been filed with the Commission. Copies of such documents may be obtained from The Limited, Inc., Three Limited Parkway, Columbus, Ohio 43230, telephone (614) 479-7000.

      The Company is subject to the informational filing requirements of the Exchange Act, and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial statements and other matters. Certain information as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company, is filed with the Commission. Such reports, as well as such other material, may be inspected and copies obtained at prescribed rates at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company has also filed with the Commission a statement on Schedule 13E-4 that contains additional information with respect to the Offer. Such Schedule and certain amendments thereto may be examined and copies may be obtained at the same places and in the same manner as set forth above (except that such Schedule may not be available in the regional offices of the Commission). In addition, material filed by the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      11. TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES. Except with respect to the Wexner Agreement (described below) and except as set forth in Schedule A hereto, neither the Company nor, to its knowledge, any of its subsidiaries, executive officers or directors or any associate of any such officer or director has engaged in any transactions involving the Shares during the 40 business days preceding the date hereof. Except with respect to the Wexner Agreement, neither the Company nor, to its knowledge, any of its executive officers or directors is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Shares.

      The Wexner Agreement. On January 26, 1996, the Company, Mr. Wexner and The Wexner Children's Trust (the "Trust") entered into the Wexner Agreement. The following summary of the material terms of the Wexner Agreement does not purport to be complete and is qualified in its entirety by reference to the Wexner Agreement, a copy of which was filed with the Commission as an exhibit to the Schedule 13E-4 and is available for inspection as described in Section 10. A new, wholly-owned subsidiary (the "Subsidiary") of the Company will guarantee the Company's obligations under the Wexner Agreement, will be capitalized by the Company with $351.6 million (representing the amount required to pay the Redemption Price in the event of an exercise in full of the Redemption Right (each, as defined below)) and will not engage in any actions or undertake any operations other than as contemplated by the Wexner Agreement. Pursuant to the terms of the Wexner Agreement, the Trust will deposit 18,750,000 Shares (the "Subject Shares") in a custody account established with Morgan Guaranty Trust Company of New York. For the purposes of the Agreement, a "Subject Share" will include, in the event of any spinoff or other distribution by the Company to its stockholders of any business controlled by the Company, in addition to a Share, such security (or portion thereof) as the Trust may receive in the spinoff or other distribution in respect of each Share.

      Pursuant to the terms of the Wexner Agreement, the Trust will have the opportunity (the "Redemption Right"), commencing on January 31, 1998 and for a period of three years thereafter (the "Exercise Period"), to require the Company to redeem the Subject Shares, from time to time, in whole or in part (subject to specified minimum amounts), at a price per share equal to $18.75, subject to certain adjustments (the "Redemption Price"). The Trust will have the right to transfer the Redemption Right, from time to time, in whole or in part, to (i) Mr. Wexner, (ii) any member of his immediate family, (iii) any corporation, partnership, trust or other entity, all of the owners or beneficiaries of which are Mr. Wexner or any member of his immediate family or any charitable trust, (iv) any estate or personal representative of Mr. Wexner or any member of his immediate family and (v) subject to certain conditions, third parties, in each case, provided such transferee agrees to be bound by the terms of the Wexner Agreement. The Trust will have the right to pledge the Redemption Right to a financial institution reasonably satisfactory to the Company to secure its obligations in respect of borrowed money under any credit or similar agreement. The Trust will be permitted to withdraw Subject Shares from the custody account provided such withdrawn shares are replaced by an amount in cash equal to 120% of the market value of the withdrawn shares. The Trust will be permitted to sell the withdrawn shares.

      The Company will have the opportunity (the "Company Redemption Right"), beginning on July 31, 2001 and for six months thereafter, to redeem the Subject Shares, from time to time, in whole or in part (subject to specified minimum amounts), at a price per share equal to $25.07, subject to certain adjustments (also referred to as the "Redemption Price"). The Company will have the right to transfer the Company Redemption Right, from time to time, in whole or in part, to any affiliate. The Company Redemption Right will be reduced on a share-for-share basis for any Subject Shares redeemed by the Company pursuant to the Redemption Right.

      Subject to the terms of the Wexner Agreement, certain adjustments will be made to the number of Shares subject to the Redemption Right and the Company Redemption Right or to the Redemption Price, as the case may be, on the following events: (i) the payment of a dividend of Shares or any subdivision, split or reclassification of Shares; (ii) the issuance of Shares (or rights, warrants or other securities convertible into or exchangeable or exercisable for Shares) to all holders of Shares at a price less than its market price; (iii) the repurchase of Shares at a price in excess of its market price (other than the Offer); or (iv) any change, reclassification, conversion or other similar transaction involving the Shares.

      Pursuant to the Wexner Agreement, Mr. Wexner has agreed not to tender any Shares pursuant to the Offer.

      12. REGULATORY APPROVALS. The Company is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer or of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

      13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary describes certain United States federal tax consequences relevant to the Offer. The discussion contained in the summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

      This summary discusses only Shares held as a capital asset within the meaning of Section 1221 of the Code and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a straddle). In particular, the summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or the vesting of restricted Shares). The summary does not address the state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

      As used herein, a "Holder" means a beneficial holder of Shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

      Non-Participation in the Offer. Holders of Shares who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

      Exchange of Shares Pursuant to the Offer. An exchange of Shares for cash in the Offer by a Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company.

      Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a "complete termination" of all such Holder's equity interest in the Company,
(ii) results in a "substantially disproportionate" redemption with respect to such Holder or (iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying the Section 302 tests, a Holder must take account of stock that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning stock of the Company owned by certain family members (except that in the case of a "complete termination" a Holder may, under certain circumstances, waive attribution from family members) and related entities and stock of the Company that the Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test.
An exchange of Shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the Holder's equity interest in the Company. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in the Company of a Holder whose relative equity interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of the Company's corporate affairs should be treated as "not essentially equivalent to a dividend". It is possible that the Internal Revenue Service would take the position that, for purposes of calculating a Holder's proportionate equity interest in the Company immediately after the exchange, the total number of outstanding Shares should be reduced by the number of Shares subject to the Wexner Agreement. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE RULES OF SECTION 302 IN THEIR PARTICULAR CIRCUMSTANCES.

      If a Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Gain or loss must be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) that is exchanged for cash. A Holder may be able to designate (generally through its broker) which blocks of Shares are tendered pursuant to the Offer if less than all of such Holder's Shares are tendered, and the order in which blocks are exchanged for cash, in case of proration pursuant to the Offer. Each Holder should consult its tax advisor concerning the mechanics and desirability of such a designation.

      If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder's allocable portion of the Company's current and accumulated earnings and profits. Such a dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged, and no loss will be recognized. The Holder's tax basis in the Shares exchanged, however, will be added to such Holder's tax basis in the remaining Shares that it owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividend-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividend-received deduction and the application of the "extraordinary dividend" provisions of the Code.

      The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

      See Section 3 with respect to the application of federal income tax withholding and backup withholding.

      14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions specified in Section 6 shall have been satisfied, at any time or from time to time, to (i) extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by making a public announcement of such amendment. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

      If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in the dealer's soliciting fee or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the consideration offered for Shares pursuant to the Offer or the amount of the dealer's soliciting fee or the Company increases the number of Shares being sought by an amount exceeding 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

      15. FEES. Other than as described below, no fees will be paid to brokers, dealers or others by the Company in connection with the Offer.

      Dealer Managers. Lazard and Goldman Sachs have been retained by the Company to act as Dealer Managers in connection with the Offer. Lazard and Goldman, Sachs will each receive a fee of $750,000 for their services as Dealer Managers. Lazard and Goldman Sachs will also be reimbursed by the Company for their out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer. Lazard has from time to time provided investment banking services to the Company, including acting as co-lead manager of the Intimate Brands IPO and financial advisor to the Company in connection with the WFN Sale and other matters, for which Lazard has received, or will receive, customary compensation. Goldman Sachs has from time to time provided investment banking services to the Company, including acting as co-lead manager of the Intimate Brands IPO, for which Goldman Sachs has received, or will receive, customary compensation. It is expected that Lazard Freres and Goldman Sachs will continue to provide such services to the Company in the future.

      Depositary and Information Agent. The Company has retained D. F. King & Co., Inc. to act as Information Agent and First Chicago Trust Company of New York to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including liabilities under the Federal securities laws. The Depositary has also rendered transfer services to the Company in the past for which it has received customary compensation, and can be expected to render similar services to the Company in the future. The Information Agent may render information services to the Company in the future. Neither the Depositary nor the Information Agent has been retained to, or is authorized to, make recommendations in connection with the Offer.

      Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

      16. MISCELLANEOUS. The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any state of the United States or any foreign jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such state or foreign jurisdiction. The Company is not aware of any state or foreign jurisdiction the laws of which would prohibit the Offer or such acceptance. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Company by the Dealer Managers or one or more registered brokers or dealers licensed under laws of such jurisdictions.




                                  SCHEDULE A

                            TRANSACTIONS CONCERNING
                        THE SHARES OF THE LIMITED, INC.

      The following transactions were effected by The Limited, Inc. during the 40 business-day period preceding February 1, 1996. All of these transactions were effected as open-market purchases.



                       NUMBER OF
     DATE OF             SHARES      PRICE        AGGREGATE
   TRANSACTION         PURCHASED   PER SHARE    PURCHASE PRICE
  ------------         ---------   ---------    --------------

11/28/95                2,000      $16.875      $    33,750
12/21/95              113,100       16.75         1,894,425
12/22/95              134,900       16.75         2,259,575
12/26/95               12,000       16.125          193,500
                        5,000       16.25            81,250
                      105,400       16.375        1,725,925
12/27/95               36,300       16.25           589,875
                       34,500       16.125          556,313
                      172,900       16.375        2,831,238
12/28/95              324,500       15.875        5,151,438
                      100,000       16.00         1,600,000
                       75,000       16.125        1,209,375
12/29/95                2,000       16.25            32,500
                       13,300       16.375          217,788
                       70,000       16.50         1,155,000
                        3,000       16.75            50,250
                       50,000       16.875          843,750
1/5/96                 80,000       16.50         1,320,000
                      100,000       16.625        1,662,500
1/10/96                24,000       16.25           390,000
                      350,000       16.375        5,731,250
                      100,000       16.50         1,650,000
1/11/96                79,100       16.25         1,285,375
                       90,000       16.375        1,473,750
1/12/96               120,400       16.125        1,941,450
                      229,600       16.25         3,731,000
                       20,000       16.375          327,500
1/15/96               150,000       16.00         2,400,000
                      180,000       16.25         2,925,000
1/16/96                 1,000       15.50            15,500
                       50,000       15.875          793,750



                                                   APPENDIX A

[SMITH BARNEY
LETTERHEAD]

January 26, 1996


The Board of Directors
The Limited, Inc.
Three Limited Parkway
Columbus, OH 43230

Ladies and Gentlemen:

We understand that The Limited, Inc. (the "Company"), intends to enter into a stock redemption agreement (the "Agreement") with Leslie H. Wexner, chief executive officer of the Company and the beneficial owner of approximately 17.5% of the Company's outstanding common stock, par value $.50 per share (the "Common Stock"), and a trust created by Mr. Wexner (Mr. Wexner and such trust being collectively referred to as "Mr. Wexner"), providing for (i) the grant to Mr. Wexner by the Company of a right (the "Redemption Right") to sell to the Company up to 18.75 million shares (the "Shares") of the Common Stock currently held by Mr. Wexner, at a price of $18.75 per Share, and (ii) the grant to the Company by Mr. Wexner of a right (the "Purchase Right") to buy any and all of the Shares at a price of $25.07 per Share. The Redemption Right and the Purchase Right are sometimes collectively referred to as the "Redemption Transactions." All obligations of the Company in respect of the Redemption Right will be guaranteed by a newly formed wholly owned subsidiary of the Company (the "Subsidiary"). We also understand that the Company intends to make a cash tender offer (the "Tender Offer") for up to 85 million shares of Common Stock at a price of $19.00 per share (the excess of such per share Tender Offer price paid for Common Stock purchased pursuant to the Tender Offer over the unaffected market price per share of the Common Stock shortly following the date of consummation of the Tender Offer being hereinafter referred to as the "Tender Offer Premium"). Pursuant to the Agreement, Mr. Wexner has agreed not to tender any Common Stock in the Tender Offer. You have requested the opinion of Smith Barney Inc. ("Smith Barney") as to the fairness to the Company from a financial point of view of the net value per Share of the Redemption Transactions in relation to the Tender Offer Premium on a pre-tax basis.

The Redemption Right will be exercisable, from time to time, in whole or in part, commencing on the second anniversary of the earlier to occur of (i) the day immediately preceding the date of the commencement of the Tender Offer or (ii) February 2, 1996 (such date, the "Effective Date") and for a period of three years thereafter. The Subsidiary will be capitalized with $351,562,500 and will not be permitted to take any actions or undertake any operations other than in connection with (i) the holding and investing of such funds in accordance with specified guidelines and (ii) the Redemption and Purchase Rights. The Purchase Right will be exercisable, from time to time, in whole or in part, commencing on the date five and one-half years from the Effective Date and for a period of six months thereafter. The Redemption Right and the Purchase Right are subject to certain limitations on transferability and anti-dilution provisions. The Shares will be placed in a custody account. Mr. Wexner will be permitted to withdraw Shares from the custody account and to sell such withdrawn Shares, provided such withdrawn Shares are replaced by an amount in cash equal to 120% of their market value at the time of withdrawal and an amount of cash equal to 120% of the market value of such securities, calculated on a weekly basis, is maintained in such account. The descriptions of the Agreement, the Redemption Right and the Purchase Right contained herein are not intended to be complete and are qualified in their entirety by reference to the Agreement.

In arriving at our opinion, Smith Barney has (i) reviewed a draft of the Agreement dated January 26, 1996, and discussed certain changes being made thereto with counsel for the Company, (ii) reviewed a draft dated January 26, 1996 of the offer to purchase (the "Offer to Purchase") to be disseminated to shareholders of the Company in connection with the Tender Offer, (iii) reviewed the historical market prices and trading activity for the Common Stock and for the common stock of certain publicly traded companies in the retailing industry which we deemed to be reasonably comparable to the Company and (iv) reviewed such other information, conducted analyses, including a Black-Scholes option valuation, and reviewed such other information, performed such other investigations and took into account such other matters as we deemed relevant, provided, however, that this opinion does not take into account the tax consequences to the Company, Mr. Wexner or any tendering stockholder of the entry into the Agreement, the grant or exercise of the Redemption Right or the Purchase Right or the purchase or sale of Common Stock pursuant to the Tender Offer. In addition, in arriving at our opinion, Smith Barney has assumed, with your consent, (i) execution of the Agreement substantially in the form reviewed with changes as discussed, (ii) consummation of the Tender Offer and (iii) that, through the expiration dates of the Redemption Right and the Purchase Right, increases in dividends on the Common Stock will not materially exceed the Company's historical pattern over the past five years.

Smith Barney did not participate in the formulation, structuring, negotiation or any other aspect of the Company's restructuring transactions described in the Offer to Purchase or of the Tender Offer, nor has Smith Barney evaluated alternatives thereto. This opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof, and values the Redemption Transactions and Tender Offer Premium as of a time shortly after the consummation of the Tender Offer. This opinion does not address, nor should it be construed to address, (i) the pro forma financial condition of the Company and its subsidiaries following consummation of the restructuring transactions and the Tender Offer, (ii) the decision of the Board of Directors to engage in such transactions or (iii) the fairness of the consideration to be paid in the Tender Offer or the Tender Offer Premium.

Smith Barney and certain of its affiliates, in the ordinary course of their respective businesses, may own or actively trade the equity securities of the Company for our or their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is being furnished for the use and benefit of the Board of Directors of the Company in its consideration of the Agreement and may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, provided, however, that this letter may be reproduced in full in the Offer to Purchase. This letter does not constitute a recommendation to any stockholder with respect to whether to tender Common Stock pursuant to the Tender Offer.

Subject to the foregoing, we are of the opinion that the net value per Share of the Redemption Transactions does not exceed the Tender Offer Premium and, therefore, the net value per Share of the Redemption Transactions in relation to the Tender Offer Premium is fair, from a financial point of view, to the Company.

Very truly yours,



/s/ SMITH BARNEY INC.
SMITH BARNEY INC.



      The Depositary will accept legible copies of the Letter of Transmittal, which should be sent, together with certificates for the Shares tendered and any other required documents, to the Depositary at one of its addresses below:

                       The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK



            By Mail:                                    By Hand:
First Chicago Trust Company of New York       First Chicago Trust Company
      Tenders & Exchanges                             of New York
         Suite 4660-LTD                           Tenders & Exchanges
         P.O. Box 2559                               Suite 4680-LTD
Jersey City, New Jersey 07303-2559             14 Wall Street, 8th Floor
                                                New York, New York 10005

   Please contact the Information Agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the Offer to Purchase and Letters of Transmittal and Notices of Guaranteed Delivery.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                         (212) 269-5550 (Call Collect)
                                      or
                         Call Toll-Free (800) 549-6864


                    The Dealer Managers for the Offer are:


LAZARD FRERES & CO. LLC                            GOLDMAN, SACHS & CO.
30 Rockefeller Plaza                                    85 Broad Street
New York, New York 10020                       New York, New York 10004
(212) 632-6717                                           (800) 323-5678